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                                                              EXHIBIT 99.1

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859
FOR IMMEDIATE RELEASE
Baltimore, Maryland - March 17, 2000


APEX OIL EXTENDS CROWN BUYOUT PROPOSAL
--------------------------------------

     On March 10, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced that it had received a proposal from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held
by Crown's shareholders other than Apex for a price of $9.20 per share.   The
Apex proposal is subject to approval by the board of directors and shareholders of Crown, to the receipt of necessary governmental approvals, and to Apex Oil Company's ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in Crown's public filings.
     The Apex proposal was, by its terms, to expire at 5 p.m. on Friday March 17, 2000. On March 16, 2000, Apex advised Crown that it had extended the expiration date of its proposal until 5 p.m., St. Louis time, on Monday, April 17, 2000 or until rejected.
     Crown Central's board committee of its independent directors is continuing to consider the Apex proposal.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.